Exhibit 99.1

MIDDLESEX WATER REPORTS

FIRST QUARTER 2023 EARNINGS

Iselin, NJ, (May 1, 2023) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported first quarter financial results.

First Quarter 2023 Results

Quarterly consolidated operating revenues rose $2.0 million to $38.2 million compared to the same period in 2022. Revenues in our Middlesex System increased $2.2 million primarily due to the final phase of the 2021 New Jersey Board of Public Utilities’ approved base rate increase on January 1, 2023 and higher contract customer demand. In our Delaware system, revenues decreased $0.5 million due to lower customer connection fees and lower revenue from a Delaware Public Service Commission rate reduction order in 2022. Non-regulated revenues increased $0.3 million primarily due to higher supplemental contract services.

Operation and maintenance expenses for the first quarter of 2023 increased $1.1 million from the same period in 2022. The increase was largely related to higher variable production costs from increased customer demand, higher chemical costs related to inflation and variability in raw water quality and increased labor costs.

Net income for the quarter ended March 31, 2023 decreased $6.2 million, compared to the same period in 2022. Diluted earnings per share were $0.33 and $0.68 for the three months ended March 31, 2023 and 2022, respectively. Results in the first quarter of 2022 included a $5.2 million pre-tax gain on the sale of Middlesex’s regulated Delaware wastewater subsidiary in January 2022.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “First quarter results historically contribute least of any quarter to annualized earnings as we approach warmer weather and related peak water consumption. Continued macro-economic conditions such as rising interest costs incurred to finance our large capital program, inflation, lingering supply chain challenges, increased regulation and maintaining a stable and well-trained workforce all continue to impact our company and our industry. We continue to take comfort in the strong regulatory compact in place in the jurisdictions where we operate which provides for recovery of prudent infrastructure investments and other costs and helps ensure reliably sustainable services for our customers,” added Mr. Doll.

Board Declares Dividend, Discount Remains in Effect

We previously announced that our Board of Directors declared a quarterly cash dividend of $0.3125 per common share payable on June 1, 2023 to shareholders of record as of May 12, 2023. Middlesex has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 50 consecutive years.

The Company’s 3% discount on purchases by optional cash payment or dividend reinvestment made in the Company’s Investment Plan is in effect until 200,000 shares are purchased at the discounted price or December 1, 2023, whichever occurs first. Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available at https://shareholder.broadridge.com/middlesexwater/

Virtual Annual Meeting Announced

Middlesex Water will be holding its Annual Meeting online as a virtual only meeting on Tuesday, May 23, 2023 at 11:00 a.m. EDT. Shareholders may obtain instructions to access the meeting by visiting http://www.virtualshareholdermeeting.com/MSEX2023 and entering the 16-digit control number listed on their Notice of Internet Availability of Proxy Materials or proxy card.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available.  This information is based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein.  Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based.  There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2023	2022

Operating Revenues	$38,156	$36,196

Operating Expenses:
Operations and Maintenance	20,257	19,139
Depreciation	5,986	5,622
Other Taxes	4,423	4,144

Total Operating Expenses	30,666	28,905

Gain on Sale of Subsdiary	—	5,232

Operating Income	7,490	12,523

Other Income (Expense):
Allowance for Funds Used During Construction	813	377
Other Income (Expense), net	898	1,379

Total Other Income, net	1,711	1,756

Interest Charges	2,595	1,850

Income before Income Taxes	6,606	12,429

Income Taxes	738	329

Net Income	5,868	12,100

Preferred Stock Dividend Requirements	30	30

Earnings Applicable to Common Stock	$5,838	$12,070

Earnings per share of Common Stock:
Basic	$0.33	$0.69
Diluted	$0.33	$0.68

Average Number of Common Shares Outstanding:
Basic	17,652	17,538
Diluted	17,767	17,653